Exhibit 2.1

UBS MANAGED FUTURES PLATFORM

ASSIGNMENT AGREEMENT

__________________________________________

THIS ASSIGNMENT AGREEMENT (this “Agreement”), dated as of the 26th day of September, 2008, is entered into between ALPHAMETRIX, LLC, a Delaware limited liability company (“Assignee”), UBS MANAGED FUND SERVICES INC., a Delaware corporation (“Assignor”), and, with respect to Section 7 only, UBS SECURITIES LLC, a Delaware limited liability company (the “Clearing Broker”).

W I T N E S S E T H

WHEREAS, Assignor is the manager and commodity pool operator of UBS Managed Futures LLC, a series limited liability company organized under the laws of Delaware, and UBS Managed Futures LLC (Aspect Series) which invests in UBS Managed Futures (Aspect) LLC (collectively, the “Fund”);

WHEREAS, Assignee is the manager, sponsor and commodity pool operator of an electronic managed account platform;

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s manager’s interest in the Fund contingent on the consent of investors in the Fund as provided herein (the “Assignment”);

WHEREAS, Aspect Capital Limited (the “Trading Advisor”) currently serves as the sole commodity trading advisor, UBS Financial Services Inc. (“UBS FS”) as the exclusive selling agent and the Clearing Broker and UBS AG as the sole clearing broker and foreign exchange dealer, respectively, of the Fund; and

WHEREAS, the Trading Advisor and UBS FS both acknowledge this Assignment.

NOW, THEREFORE, in consideration of the covenants, agreements and conditions set forth herein, the parties agree as follows:

Section 1.  Assignment.

1.1.           Assignment.  Subject to the consent of existing members of the Fund (the “Consent”), as provided for in its Limited Liability Company Agreement dated October 26, 2006, Assignor, in accordance with the operative agreements of the Fund (including the Fund’s Confidential Disclosure Document but excluding the Advisory Agreement dated as of September 25, 2006 between the Trading Advisor and the Assignor, the “Operative Agreements”), hereby assigns and delegates all of Assignor’s rights, titles and obligations under the Operative Agreements to Assignee.

1.2.           Acceptance of Assignment.  Assignee hereby accepts the Assignment, subject to the Consent.

1.3.           Effect of Assignment.  As of the Effective Date (as defined in Section 2.1) and subject to the Consent, Assignee shall assume all obligations as “commodity pool operator” and sponsor of the Fund.

1.4.           Exclusion of Names.  This Assignment specifically excludes any trade or commercial name, corporate name or service mark, including “UBS Managed Futures” or any name similar to or including “UBS.”

Section 2.  Effect.

2.1.           Effective Date.  The Assignment will take place as of the 1st day of November, 2008 or such other date as may be mutually agreed between Assignee and Assignor (the “Effective Date”), provided that the Assignor shall not make the Assignment until the Assignor is satisfied that all regulatory, contractual and fiduciary requirements for doing so, including obtaining the Consent, have been duly satisfied.  The Assignment shall be effective as of the close of business on the Effective Date and shall apply to all economic entitlements accruing after the Effective Date.

2.2.           Effective Date Deliveries.  Subject to the satisfaction or waiver of all conditions set forth in this Agreement, on the Effective Date each of Assignee and Assignor shall deliver to the other an executed General Assignment and Assumption in the form attached hereto as Exhibit A.  Assignor shall also deliver to the Assignee the Operative Agreements so that Assignee, with the cooperation of the Assignor, may amend them to reflect Assignee’s admission, as well as to include any mutually agreed-upon disclosure regarding the Assignment.  Assignor will deliver the Operative Agreements in advance of the Effective Date in order to expedite the amendment of the Operative Agreements.

2.3.           Redemptions and Subscriptions; Fees.  On the Effective Date, in order to consummate the transaction contemplated by this Agreement:

(a)
Assignor Redemption:  Assignor shall redeem its units of limited liability company interest in UBS Managed Futures LLC (Aspect Series) (“Units”) as of the day prior to the Effective Date in the following manner.  The Fund shall estimate the net asset value of Assignor’s Units as of the day prior to the Effective Date and shall pay to Assignor 90% of such amount within three business days after the Effective Date, the remainder to be paid upon the determination of the final net asset value but no later than as of the last day of the month in which the Effective Date occurs.

(b)
Assignee Subscription:  Assignee shall subscribe for Units as of the Effective Date, as manager and commodity pool operator, in an amount sufficient for the Assignee to qualify as the “tax matters partner” of the Fund under the Internal Revenue Code of 1986, as amended.

(c)
Fees:  The Fund shall estimate the sponsor’s fee due Assignor from the Fund for the month-end immediately prior to the Effective Date and shall pay to Assignor 90% of such amount within three business days after the Effective Date, the remainder to be paid upon the determination of the final sponsor’s fee but no later than as of the last day of the month in which the Effective Date occurs.

Section 3.  Representations and Warranties of Assignor.

To induce Assignee to enter into this Agreement and to consummate the transactions contemplated herein, Assignor warrants and represents to Assignee, as of the date hereof, as follows:

3.1.           Organization.  Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as heretofore conducted.  Assignor has full corporate power and authority to own and operate the Fund.

3.2.           Authorization.  Assignor has full corporate power to execute, deliver and perform this Agreement and all other instruments to be executed in conjunction with the execution of this Agreement, and the execution, delivery and performance of this Agreement and related instruments have been authorized by Assignor.

3.3.           Enforceability.  This Agreement and all related instruments, when executed and delivered by Assignor, will constitute valid and binding obligations of Assignor, enforceable against Assignor in accordance with their respective terms.

3.4.           No Conflicts.  Assuming satisfaction of all preconditions set forth herein, including obtaining the Consent, the execution, delivery and performance of this Agreement and all related instruments and the consummation of the transaction contemplated herein by Assignor will not (i) conflict with the conditions and provisions of, result in a breach of, constitute a default with respect to the Certificate of Incorporation and By-Laws of Assignor or any permit, judgment, order or other instrument or agreement by which Assignor is bound, or any statute or regulatory or self-regulatory provision affecting Assignor, (ii) result in the imposition of a lien or other encumbrance against any part of the Fund, or (iii) require the approval of, authorization of any third party, governmental agency or regulatory or self-regulatory authority.

Section 4.  Representations, Warranties and Acknowledgments of Assignee.

To induce Assignor to enter into this Agreement and to consummate the transaction contemplated herein, Assignee represents, warrants and acknowledges to Assignor, as of the date hereof, as follows:

4.1.           Organization.  Assignee is a limited liability company duly organized and in good standing under the laws of the State of Delaware.  Assignee has full authority to own and lease property and to carry on the contemplated business.

4.2.           Authorization.  Assignee has full power and authority to execute, deliver and perform this Agreement and all other instruments to be executed in conjunction with this Agreement.  The execution, delivery and performance of this Agreement and all related instruments have been duly authorized by Assignee.

4.3.           Registrations.  Assignee is duly registered under the Commodity Exchange Act with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, is a member of the National Futures Association (“NFA”) in such capacities and, is, except with respect to registration as a “transfer agent” as discussed below, in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  Assignee acknowledges that the Units are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, (i) either Assignee must be registered as a “transfer agent” with the Securities and Exchange Commission as required under the Exchange Act or Assignee must engage a party so registered in order to process, among other things, subscriptions, redemptions and transfers of Units, and (ii) Assignee must make certain filings on behalf of the Fund, including but not limited to an annual Form 10-K, and a Form 3 must be filed immediately following the Effective Date by Assignee and certain of Assignee’s personnel as required under the Exchange Act.  In connection with the foregoing, Assignee represents that it will either register as a transfer agent as described above or engage a third party so registered to serve as the Fund’s transfer agent prior to the Effective Date.

4.4.           2009 Audit.  Assignee acknowledges that, as a result of the Units being registered under the Exchange Act, the Fund will be subject to the auditor attestation requirement of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended.

4.5.           Enforceability.  This Agreement and all related instruments, when executed and delivered by Assignee, will constitute the binding and valid obligations of Assignee enforceable against Assignee in accordance with their terms.

4.6.           No Conflicts.  Assuming satisfaction of all preconditions set forth herein, including obtaining the Consent, the execution, delivery and performance of this Agreement and all related instruments and the consummation of the transaction contemplated herein by Assignee will not (i) conflict with, result in a breach of or constitute a default under the Certificate of Formation or other governing documents of Assignee or any permit, judgment, order or other instrument or agreement to which Assignee is a party or is bound, or any statute or regulatory or self-regulatory provision affecting Assignee or (ii) require the consent or approval of any third party, governmental authority or regulatory or self-regulatory agency.

4.7.           No Finder’s Fee.  Neither Assignee nor any party acting on its behalf has paid or will be obligated to pay any fee or commission to any broker or other intermediary on account of the transaction contemplated by this Agreement.

4.8.           Supplemental Information.  Supplemental information relating to the Assignee contained in the supplement attached hereto as Exhibit B (the “Supplement”), which has been furnished by the Assignee, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading in each case in light of the circumstances under which such statement is made.

4.9.           Disclosure of this Agreement.  Assignee acknowledges that this Agreement shall be required to be disclosed in a public filing made pursuant to the Exchange Act.

Section 5.  Covenants of the Assignee.

5.1.           Retention of Trading Advisor and UBS FS.  Assignee has independently determined to retain after the Effective Date the Trading Advisor as the sole commodity trading advisor and UBS FS as the exclusive selling agent of the Fund.

5.2.           Retention of Selling Agent, Clearing Broker and F/X Dealer.  Assignee will retain UBS FS as an exclusive selling agent for the Fund on such terms as are currently applicable to UBS FS and until such time as otherwise mutually agreed by UBS FS and Assignee.  Assignee also will retain the Clearing Broker and UBS AG as the primary clearing broker and foreign exchange dealer, respectively, for the Fund on such terms (including both commission rates and interest income arrangements) as are currently applicable to the Clearing Broker and UBS AG and until such time as otherwise mutually agreed by the Clearing Broker or UBS AG, as applicable, and Assignee, or as otherwise determined to be necessary by Assignee to protect the interests of the Fund in Assignee’s commercially reasonable discretion.

5.3.           Retention of Auditor and Administrator.  Through the completion of the 2008 audit of the Fund, the delivery of the 2008 Schedules K-1 and the filing of the 2008 10-K for the Fund, the Fund shall continue to retain its current auditor and administrator unless agreed otherwise in writing between Assignor and Assignee.

Section 6.  Actions Subsequent to the Effective Date.

6.1.           Records.  As soon as practicable after the Effective Date, Assignor shall deliver to Assignee copies of all necessary records maintained by the Assignor relating to the Fund, including, but not limited to audited financial statements, tax returns, lists of names and addresses of members of the Fund, accounting records of the Fund, all “blue sky” files, correspondence with members of the Fund and all records required to be maintained by the commodity pool operator of a pool under CFTC and NFA rules.

6.2.           Name of the Fund.  Assignee shall change the name of the Fund promptly after the Effective Date, unless otherwise agreed to by Assignor in writing.

6.3.           Limited Liability Company Filings.  Assignee shall file an amended Certificate of Formation for the Fund in Delaware, reflecting the new manager or sponsor, as the case may be, and name and shall qualify the Fund to do business in Illinois.

6.4.           Regulatory Filings.  After the effective date, Assignee shall be responsible for making all filings required pursuant to the Exchange Act, the Commodity Exchange Act or any other applicable rule, regulation or law (including but not limited to those referenced in Section 4.3 above) inclusive of those filings related to actions taken prior to the Effective Date.

6.5.           Blue Sky Filings.  Assignee shall be responsible for making all “blue sky” filings with respect to the sale of Units made after the Effective Date.

6.6.           Hiring of Employees.  Assignee shall give good faith consideration to hiring one or more of the employees listed on the Schedule hereto.

Section 7.  Indemnification.

7.1.           Indemnification by the Clearing Broker.  The Clearing Broker shall indemnify and hold Assignee harmless from and reimburse it against any damage, loss, cost, liability or expense (including reasonable attorneys’ and accountants’ fees and expenses, court costs and amounts paid in any settlement) (collectively, “Liability”) incurred by Assignee after the date hereof arising from (i) any claim, demand, liability, loss, fine or obligation relating to the events which occurred or failed to occur on or before the Effective Date, or (ii) any breach of any representation or warranty of Assignor contained herein.

7.2.           Indemnification by Assignee.  Assignee shall indemnify and hold, jointly and severally, Assignor and the Clearing Broker harmless from and reimburse them against any Liability incurred by Assignor or the Clearing Broker arising or resulting from (i) events which occurred or failed to occur after the Effective Date (other than those which exist, arise or result from actions or inactions of Assignor before the Effective Date), (ii) any breach of any representation or warranty of Assignee contained herein and (iii) any marketing activities of Assignee.

Section 8.  Survival of Obligations.

All representations, warranties, covenants and obligations included in this Agreement or related instruments shall survive the consummation of the transaction contemplated by this Agreement pursuant to the terms hereof.

Section 9.  Notices.

All notices or other communication required or permitted by this Agreement shall be in writing and shall be delivered by registered or certified mail, return receipt requested, addressed as follows:

if to Assignee:	AlphaMetrix, LLC
181 W. Madison, Suite 3825
Chicago, IL 60602

Attn: Heidi Rauh

if to Assignor:	UBS Managed Fund Services Inc.
One North Wacker Drive
31st Floor
Chicago, IL 60606
Attn: Richard Meade

with a copy to:	UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
Attn: Clark Hutchison, Kevin Maloney and Mary Irwin

with a copy to:	UBS Financial Services
51 W. 52nd Street
23rd Floor
New York, NY 10019
Attn: E. Brotman

if to the Clearing
Broker:	UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
Attn: Clark Hutchison, Kevin Maloney and Mary Irwin

Any party may specify a different address by written notice to the other parties.

Section 10.  Termination.

Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time prior to the Effective Date without any liability to the terminating party:  (a) by the Assignor; (b) by Assignee in the event of any material breach by Assignor of any of the agreements, representations or warranties contained herein; or (c) by Assignee or Assignor if the Effective Date shall not have occurred on or before January 1, 2009.

Section 11.  Other Provisions.

11.1.                      Expenses.  Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein; provided that any costs incurred as a result of amendments made to the Operative Agreements as set forth in Section 2.2 that are not borne by the Fund shall be shared equally between the Assignor and Assignee.

11.2.                      Severability.  Each of the parties to this Agreement agrees that each provision of this Agreement is considered severable from every other provision.  In the event any provision is held invalid, void and unenforceable by a court of competent jurisdiction, such provision will automatically be replaced by provisions which are valid and enforceable.  All remaining provisions shall remain enforceable to the fullest extent permitted by law.  It is the intent of each of the parties to this Agreement that the rendering invalid of any provisions shall not affect the rights and obligations of each party under the remaining provisions or interfere with the consummation of the transaction contemplated by this Agreement.

11.3.                      Successor and Assigns.  This Agreement may not be assigned by any party without the written consent of the other parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

11.4.                      Entire Agreement.  The Exhibits and Schedule referred to in this Agreement shall be construed with and as an integral part of this Agreement.  This Agreement, including the Exhibits and Schedule, contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersedes any and all prior agreements among the parties with respect to such subject matter.  This Agreement may only be modified or supplemented by the parties by mutual agreement in writing.  The failure of any party to this Agreement to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or any part thereof.  No waiver of any breach of any provision of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.5.                      Access to Records.  For a period of five years after the Effective Date, Assignee and its authorized agents shall have reasonable access to all of the books and records relating to the Fund maintained by Assignor or its affiliates upon provision of reasonable notice during normal business hours.  Assignee shall be responsible for costs incurred by it pursuant to this Section 11.5.  If Assignor desires to dispose of such books and records prior to the expiration of such period, it shall give Assignee a reasonable opportunity to segregate and remove, at Assignee’s expense, such books and records as Assignee may select prior to disposing of these items.  Assignee agrees to extend to Assignor, its affiliates or their designees access to records concerning the Fund maintained by Assignee on similar terms.

11.6.                      Governing Law; Forum.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES, AND ALL PARTIES CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS, U.S.A.

11.7.                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, but all of which shall constitute one and the same instrument and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

11.8.                      Headings.  The headings of the sections herein are inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

11.9.                      Representation.  The parties acknowledge that Assignor has been represented by Sidley Austin LLP in connection with the preparation and negotiation of this Agreement.  While Sidley Austin LLP also represents Assignee on certain matters, the parties acknowledge that Sidley Austin LLP has not represented Assignee with respect to the preparation and negotiation of this Agreement and that Assignee has been represented by separate counsel.

11.10.                      Compliance with Law.  The Assignor may, but shall have no obligation to, take any action which the Assignor determines necessary or advisable to ensure that the transactions contemplated hereby are not in violation of law.  The Assignor shall not, however, be liable or responsible for any such violation unless due to Assignor’s gross negligence, bad faith or willful misconduct.

11.11.                      The Trading Advisor.  Although the Trading Advisor acknowledges this Agreement, the Trading Advisor is not bound by this Agreement and this Agreement does not supercede or amend any agreement between the Trading Advisor and any party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ALPHAMETRIX, LLC

By:	/s/ Aleks Kins
Name: Aleks Kins
Title: President

UBS MANAGED FUND SERVICES INC.

By:	/s/ Richard Meade
Name: Richard Meade
Title: President and Chief Executive Officer

By:	/s/
Name:
Title:

UBS SECURITIES LLC, with respect to Section 7 only and by way of consent hereto.

By:	/s/ Mary Irwin
Name: Mary Irwin
Title: Executive Director Exchange Traded Derivatives, Legal

Acknowledged by:

ASPECT CAPITAL LIMITED

By:	/s/ Simon Rockall
Name: Simon Rockall
Title: Director

UBS FINANCIAL SERVICES INC.

By:	/s/ Eric Brotman
Name: Eric Brotman
Title: Executive Director

EXHIBIT A

GENERAL ASSIGNMENT AND ASSUMPTION

THIS GENERAL ASSIGNMENT AND ASSUMPTION, dated as of the 1st day of November, 2008, is entered into between ALPHAMETRIX, LLC, a Delaware limited liability company (“Assignee”), and UBS MANAGED FUND SERVICES INC., a Delaware corporation (“Assignor”).

W I T N E S S E T H:

WHEREAS, Assignor is the manager and commodity pool operator of UBS Managed Futures LLC, a series limited liability company organized under the laws of Delaware and UBS Managed Futures LLC (Aspect Series) which invests in UBS Managed Futures (Aspect) LLC (collectively, the “Fund”);

WHEREAS, Assignee is the manager, sponsor and commodity pool operator of an electronic managed account platform;

WHEREAS, the Assignment Agreement among, inter alia, Assignee and Assignor dated as of August [__], 2008 (the “Agreement”), requires Assignor to transfer all Assignor’s manager’s interest in the Fund to Assignee and requires Assignee to accept such assignment and assume certain obligations and liabilities relating to the Fund.

NOW, THEREFORE, for value received and in consideration of the foregoing and the mutual undertakings of the parties hereinafter set forth, Assignee and Assignor hereby agree as follows:

1.           Assignment.  Assignor does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver to Assignee all of the Assignor’s right, title and interest in and to the Fund and Assignee does hereby purchase and receive the Fund.

2.           Assumption of Liabilities.  Assignee hereby accepts and assumes all obligations and liabilities as manager and commodity pool operator of the Fund that arise or result from events which occur or fail to occur after the date hereof (except as otherwise provided in the Agreement).

3.           Successors.  The provisions of this General Assignment and Assumption shall be binding upon and shall inure to the benefit of the parties’ successors and assigns.

4.           Amendment.  This General Assignment and Assumption shall not be amended or modified except by a written agreement executed by the parties hereto.

5.           Governing Law.  THIS GENERAL ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES, AND ALL PARTIES CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS, U.S.A.

6.           Counterparts.  This General Assignment and Assumption may be executed in two or more counterparts, each of which when so executed shall be deemed an original, but each of which shall constitute one and the same instrument and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

ALPHAMETRIX, LLC

By:
Name:
Title:

UBS MANAGED FUND SERVICES INC.

By:
Name: Richard Meade
Title: President and Chief Executive Officer

By:
Name:
Title:

2

EXHIBIT B
Supplement

UBS MANAGED FUTURES LLC

SUPPLEMENT DATED OCTOBER [•], 2008 TO
THE CONFIDENTIAL DISCLOSURE DOCUMENT
DATED APRIL 28, 2008

In accordance with the rules of the Commodity Futures Trading Commission (the “CFTC”), this supplement (the “Supplement”) updates certain information contained in Parts One and Two of the UBS Managed Futures LLC (the “Platform”) Confidential Disclosure Document dated April 28, 2008 (including Parts One and Two and the supplement thereto dated May 23, 2008, collectively, the “Disclosure Document”).  All capitalized terms used herein have the same meanings set forth in the Disclosure Document unless specified otherwise.  Current and prospective investors should review carefully the contents of both this Supplement and the Disclosure Document.

In connection with a series of internal reorganizations at UBS AG, UBS Managed Fund Services Inc. (“UBS MFS”) determined to no longer act as a commodity pool operator of the Platform and the Series.  Consequently, UBS MFS had asked a number of outside service providers for proposals to replace UBS MFS in its demonstrative role as the pool operator of the Platform and the Series so that the Platform and the Series could continue to operate as they have to date.  After having reviewed proposals from several candidates, UBS MFS has chosen AlphaMetrix, LLC (“AlphaMetrix” or the “Sponsor”) as the preferred candidate to replace it.  UBS MFS  and AlphaMetrix signed an Assignment Agreement (the “Agreement”) on September [•], 2008 and it is anticipated that AlphaMetrix would become commodity pool operator of the Platform and Series effective as of November 1, 2008, or such other date as may be agreed upon between AlphaMetrix and UBS MFS (the “Effective Date”), subject to the consent of Members holding a majority of the value of the Units.

Under the terms of the Agreement, AlphaMetrix has agreed to: (i) retain Aspect Capital Limited as the Series’ sole commodity trading advisor; (ii) retain UBS Financial Services Inc. as the Series’ exclusive selling agent; (iii) retain UBS Securities LLC as the Series’ primary clearing broker; (iv) retain UBS AG as the Series’ primary foreign exchange dealer and (v) retain the Series’ current administrator and auditor in their same respective capacities through the end of the 2008 audit of the Series, the delivery of the 2008 Schedules K-1 to the Series’ Members and the filing of the Series’ Form 10-K for the fiscal year end, unless agreed otherwise in writing between UBS MFS and AlphaMetrix.  UBS MFS may terminate the Agreement, without liability, at any time prior to the Effective Date.  In the event of any material breach of the Agreement by UBS MFS prior to the Effective Date, AlphaMetrix may terminate the Agreement without liability.  The Agreement may be terminated without liability by either party if the Effective Date has not occurred on or before January 1, 2009. UBS MFS does not believe that the transition to AlphaMetrix will have any material effect on investors.  Pursuant to the Agreement, as soon as is practicable after the Effective Date, AlphaMetrix will change the name of the Platform to AlphaMetrix Managed Futures LLC and the name of the Series to AlphaMetrix Managed Futures (Aspect) LLC.

It should be noted that UBS Financial Services Inc., UBS Securities LLC and UBS AG are all affiliates of UBS MFS.  Furthermore, certain of the employees of UBS MFS will be employed by AlphaMetrix in the future.

Unless existing and potential investors are notified otherwise, effective November 1, 2008, the Disclosure Document will be deemed to be amended to reflect the replacement of UBS MFS with AlphaMetrix as sponsor and commodity pool operator of the Platform and the Series and to include the information regarding AlphaMetrix, the Platform and the Series as set forth herein.

ALPHAMETRIX, LLC

Introduction

It is anticipated that AlphaMetrix, LLC, a Delaware limited liability company, will be the sponsor and commodity pool operator of the Platform effective as of November 1, 2008 or such later date as determined by UBS MFS and AlphaMetrix and notified to existing and prospective investors.  AlphaMetrix was formed in May

2005, and its principal office is located at 181 W. Madison St., Suite 3825, Chicago, Illinois 60602; telephone: (312) 267-8400.  AlphaMetrix has been registered as a commodity pool operator (“CPO”) and commodity trading advisor (“CTA”) with the CFTC, and has been a member of the National Futures Association, since July 6, 2005.  AlphaMetrix Group, LLC is listed as a principal, and is the sole managing member, of AlphaMetrix, and Aleks Kins is the sole manager of AlphaMetrix Group, LLC.  Although AlphaMetrix has served and currently serves as the commodity pool operator and sponsor of numerous exempt pools, such pools are traded by unaffiliated third party managers.  AlphaMetrix has not served as the trading advisor to such pools or to any other managed assets, whether through funds or otherwise.1  Therefore, no past performance information of accounts traded by AlphaMetrix is provided herein as such performance (having been directed by unaffiliated third parties) is not material to the Platform.

The principals of AlphaMetrix are not currently invested in the Units and do not intend to invest in the Units, although they may do so in the future.  If admitted as pool operator, AlphaMetrix will invest $10,000 in each Series in order to qualify as the “tax matters partner” of each Series.  Mr. Kins and Mr. Zarr are responsible for the operational decisions of the Platform.

AlphaMetrix and its respective affiliates, principals and related persons (collectively, “AlphaMetrix Parties”) may trade in commodities and securities for their own accounts as well as for the accounts of their clients; although employees and principals of AlphaMetrix and its affiliates are restricted from trading commodities (but not securities) for their personal accounts.  Records of this trading will not be available for inspection by Members.  Such persons may take positions which are the same as or opposite to those held by the Series.

Principals

The principals of AlphaMetrix are AlphaMetrix Group, LLC, Aleks Kins, Dennis R. Zarr and George Brown.

Aleks Kins.  Mr. Kins founded AlphaMetrix in April 2005, was approved as a principal on July 6, 2005, and is currently its President and Chief Executive Officer.  In such capacity, Mr. Kins has overseen the development of AlphaMetrix’s proprietary software and electronic managed account platforms that provide transparency, advanced risk monitoring and efficient access to professional futures and derivatives traders.  Prior to founding AlphaMetrix, Mr. Kins was the President and co-founder of Access Asset Management, a registered CPO and CTA, from its formation in November 2000 through the founding of AlphaMetrix in April 2005.  Access Asset Management became RQSI/Access, a Chicago-based division of Ramsey Quantitative Systems, in August 2002.  Initially, Mr. Kins’ primary focus at RQSI/Access was the creation and development of the Emerging CTA Index (“ECI”).  The ECI allocated several hundred million dollars to over 100 CTAs and developed a reputation as a major incubator for commodity traders.  In addition, Mr. Kins was instrumental in the development of customized alternative investment cells for several institutional investors as well as providing research and analysis to several fund of funds’ investment committees regarding the allocation of  capital among commodity trading advisors.  Mr. Kins is frequently cited in industry publications as an authority in the realm of alternative investments and is regularly invited to speak at conferences on the subject of alternative investments.  Mr. Kins received a B.A. in Economics from Brown University in 1993.

Dennis R. Zarr.  Mr. Zarr joined AlphaMetrix in February 2008, was approved as a principal on February 28, 2008, and is its Chief Operations Officer.  He has extensive marketing, operations and systems experience in the futures, securities, options and banking industries, as well as in dealing with international and domestic money center banks, brokerage firms, investment advisors, pension funds, international government agencies and other financial institutions.  From March 1993 until joining AlphaMetrix, Mr. Zarr served as Senior Vice President and Director of Business Development for Rand Financial Services, Inc. (“Rand”), a registered futures commission merchant.  While at Rand, Mr. Zarr was responsible for expanding the firm’s institutional presence in the international and domestic marketplace.  Mr. Zarr was a member of the Chicago Board of Trade from May 1984 until

___________________
1    As indicated, AlphaMetrix has in the past operated and currently operates numerous exempt pools managed by unaffiliated third parties.  The performance of these pools is not disclosed herein as such performance (having been directed by unaffiliated third parties) is not material to the Platform.

February 1985, the Chicago Mercantile Exchange from April 1982 until May 1984 and again from July 1992 until January 1993, the Chicago Board of Options Exchange from December 1982 to April 1985 and the Philadelphia Stock Exchange from 1975 until 1977.  He was president of the Chicago Operations Division of the Futures Industry Association during the groups’ 1984 session.  Mr. Zarr received his B.S. in Finance from DePaul University in 1970.

George Brown.  Mr. Brown joined AlphaMetrix in March 2008, was approved as a principal on July 14, 2008, and is its Chief Financial Officer.   Mr. Brown served as a consultant for Nature’s Best, a sports nutrition and protein beverages producer, from December 2007 to February 2008, as Chief Financial Officer of Ultraguard Corporation, a manufacturer of dual smoke/carbon monoxide detectors and wireless monitor systems, from September 2005 to August 2007 and as Chief Financial Officer for Old London Foods, Inc., a producer of branded crackers and co-packed private label bread crumbs, from July 1997 until August 2007.  From September 2007 to December 2007, Mr. Brown was self-employed as a financial consultant.  He possesses a broad range of expertise in financial areas including control, planning, treasury, tax and audit and is a seasoned, entrepreneurial senior financial executive with experience including private equity, leveraged buy-outs and start-ups.  Mr. Brown received an M.B.A. in Finance from the University of Chicago in 1979 and a B.A. in Economics (Morehead Scholarship) from the University of North Carolina in 1977.

Material Litigation

Neither AlphaMetrix nor any of its principals have been subject to any material administrative, civil or criminal action, whether pending or concluded, within the last five years.

ASPECT CAPITAL LIMITED

As of May 8, 2008, Michael Adam is no longer a principal of Aspect Capital Limited.

DEKLA FINANCIAL, LLC

Introducing Broker

Dekla Financial, LLC (the “Introducing Broker”), an affiliate of AlphaMetrix, is registered with the CFTC as an “introducing broker” and may act, and with respect to the Series will act, as the introducing broker for the Series’ futures and forward transactions.  The existing terms and expenses related to the trading activities of the Aspect Series will not change, nor will the cost to the Series of utilizing the Clearing Broker as a result of the engagement of the Introducing Broker.  The Introducing Broker, an affiliate of the Sponsor, receives a substantial portion of the brokerage commissions paid by the Series, and the Sponsor negotiates the per-transaction rates at which such brokerage commissions are paid.  The Introducing Broker does not currently, but may in the future, receive a portion of the forward currency trading bid-ask spreads paid by the Series, and the Sponsor will negotiate such bid-ask spreads.  The Sponsor negotiates the interest rates paid by the Clearing Broker on the Series’ assets, and may receive a substantial portion of the interest income generated by such assets.  The Introducing Broker may share in the EFP spreads paid by the Series.

The Introducing Broker has not been involved in any material litigation within the last five years.

ADDITIONAL RISK FACTOR

Conflicts of Interest

Each Series is subject to a number of material actual and potential conflicts of interest, raising the possibility that Members will be disadvantaged to the benefit of the Sponsor, the Trading Advisors or their respective principals, key employees and affiliates.  Certain of the conflicts relate to the Sponsor and the Introducing Broker negotiating the fees and expenses paid by the Series while sharing in such fees and expenses.  No formal policies or procedures have been adopted to resolve these conflicts.

ADDITIONAL CONFLICTS OF INTEREST

The Sponsor Negotiating Series Expenses in which the Sponsor Itself Shares

The Sponsor negotiates brokerage commissions, forward trading arrangements, interest income arrangements with the Clearing Broker and advisory fees with the Trading Advisors and placement fees with the selling agents.  The Sponsor has a conflict of interest in that the Sponsor in most cases shares in certain sources of revenue paid by the Series, including brokerage commissions.  This conflict is reflected not only in the level of expense borne by the Series — the higher such expense, the more there is for the Sponsor to share — but also in the selection of the service providers for the Platform.  Because the Introducing Broker, which is an affiliate of the Sponsor, shares in the brokerage commissions and may share in the interest income generated by the Series, the Sponsor has an incentive to engage clearing brokers which are willing to make fee sharing arrangements with the Introducing Broker.

Futures and Forward Brokerage

In securities trading, the brokerage and other transactions costs negotiated by an advisor for its clients are subject to the principle of best price and execution, a fiduciary requirement that effectively requires that these costs be negotiated at competitive levels.  No such requirement applies in futures and forward trading, in which the transaction charges are entirely a matter of negotiation.  The brokerage commission rates charged to different Series, in fact, may vary significantly.  The Sponsor and the Clearing Broker will typically agree upon a commission rate that generates sufficient revenue for the Introducing Broker and the Clearing Broker.  Accordingly, the Sponsor may have an incentive to approve Trading Advisors which trade in high volume.  Similarly, in setting the per-transaction brokerage commission rates to be paid by a Series, the Sponsor will generally agree to higher rates on low volume Trading Advisors so as to increase the Introducing Broker’s revenue sharing.  Due to the material conflicts of interest involved, each Member expressly consents to such costs as a condition of being permitted to invest in any Series.

Brokerage commissions vary depending on a Series’ volume of trading, whether the trading is done on electronic exchanges, and other considerations.  In negotiating with the Clearing Broker, the Sponsor attempts not to have the Clearing Broker raise its charges from those which they charge to other third parties as a result of the revenue sharing paid to the Introducing Broker.  However, there can be no assurance that this will not in fact happen.

Interest Income Arrangements

Commodity brokers are not generally required to pay any interest to their clients on the margin funds deposited with such commodity broker.  The amount of interest, if any, paid over to the client is entirely a matter of negotiation.  In the case of the Series, the Sponsor will negotiate the interest arrangements for the Series, and the  Introducing Broker may in the future retain a portion of such interest.  The interest retained by the Clearing Broker and the Introducing Broker is a material component of their overall compensation for providing services to the Series.  Moreover, it is difficult to quantify the full amount of the benefit which these parties receive from the retention of interest earned on the Series’ assets, as it is difficult to know what their costs of funding are or the uses to which they can put such capital while held for margin.

CLEARING BROKER:  MATERIAL LITIGATION

Neither UBS MFS nor any of its principals have ever been the subject of any material litigation.

There have been no administrative, civil or criminal actions, whether pending or concluded, against the Clearing Broker or any of its individual principals during the past five years which would be considered

“material” as that term is defined in Section 4.24(l)(2) of the regulations of the CFTC, except as may be described below.

The Clearing Broker was involved in the 2003 Global Research Analyst Settlement.  This settlement is part of the global settlement that the Clearing Broker and nine other firms have reached with the SEC, FINRA, New York Stock Exchange (“NYSE”) and various state regulators.  As part of the settlement, the Clearing Broker has agreed to pay $80,000,000 divided among retrospective relief, for procurement of independent research and for investor education.  The Clearing Broker has also undertaken to adopt enhanced policies and procedures reasonably designed to address potential conflicts of interest arising from research practices.

The Clearing Broker is the defendant in two purported securities class actions brought in the District Court of the Northern District of Alabama by holders of stock and bonds in HealthSouth Corporation.

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (the “Massachusetts Securities Division”) filed an administrative complaint (the “Complaint”) and notice of adjudicatory proceeding, captioned In The Matter of UBS Securities LLC, Docket No. E-2007-0049, which alleges, in sum and substance, that the Clearing Broker has been violating the Massachusetts Uniform Securities Act (the “Act”) and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to the Clearing Broker.  The Complaint seeks to require the Clearing Broker to permanently cease and desist from conduct that violates the Act and regulations, to censure the Clearing Broker, to require the Clearing Broker to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint.

On June 26, 2008, the Massachusetts Securities Division filed an administrative complaint and notice of adjudicatory proceeding against the Clearing Broker and UBS Financial Services, Inc. (“UBS Financial”), captioned In the Matter of UBS Securities, LLC and UBS Financial Services, Inc., Docket No. 2008-0045, which alleges that the Clearing Broker and UBS Financial violated the Act in connection with the marketing and sale of auction rate securities.  The complaint seeks a cease and desist order, rescission of sales of auction rate securities at par (or restitution to investors who have sold below par), and an administrative fine to be assessed.

On July 22, 2008, the Texas State Securities board filed an administrative proceeding against the Clearing Broker and UBS Financial in connection with the marketing and sale of auction rate securities in Texas.  The complaint alleges that the Clearing Broker and UBS Financial violated the anti-fraud provision of the Texas Securities Act and seeks an order by the Securities Commissioner suspending the Clearing Broker’s and UBS Financial’s registrations with respect to some or all activities in Texas until such time that all auction rate securities held by the Clearing Broker and UBS Financial clients in Texas are liquidated at par value.  The complaint also seeks a cease and desist order and an administrative fine to be assessed.

On July 24, 2008 the New York Attorney General filed a complaint in Supreme Court of the State of New York against the Clearing Broker and UBS Financial in connection with the Clearing Broker’s and UBS Financial’s marketing and sale of auction rate securities.  The complaint alleges violations of the anti-fraud provisions of New York state statutes and seeks a judgment ordering that the firm buy back auction rate securities from investors at par, disgorgement, restitution and other remedies.

On August 8, 2008, the Clearing Broker and UBS Financial reached agreements in principle with the SEC, the New York Attorney General (“NYAG”) and the North American Securities Administrators Association (“NASAA”) on behalf of other states including Massachusetts, to settle the charges relating to the Clearing Broker’s and UBS Financial’s conduct underlying the marketing and sale of auction rate securities. The specific settlement terms are being finalized.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation filed an administrative action against the Clearing Broker relating to a student loan issuer, the New Hampshire Higher Education Loan Corp. (“NHHELCO”).  The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statues.  The complaint seeks an administrative fine, a cease and desist order, and restitution to NHHELCO.  The claim does not impact the global settlement with the SEC, NYAG and NASAA relating to the marketing and sale of auction rate securities to investors.

Further, the Clearing Broker, like most full-service investment banks and broker-dealers, receives inquiries and is sometimes involved in investigations by the SEC, FINRA, NYSE and various other regulatory organizations, exchanges and government agencies.  The Clearing Broker fully cooperates with the authorities in all such requests.

The Clearing Broker will act only as clearing broker for each Series and as such will be paid commissions for executing and clearing trades on behalf of the Series.  The Clearing Broker has not passed upon the adequacy or accuracy of this Confidential Disclosure Document.  The Clearing Broker neither will act in any supervisory capacity with respect to the Platform or any Series nor participate in the management of the Platform or any Series.

The Clearing Broker is the futures clearing broker for each Series but the Sponsor may execute or clear some or all of the Series’ trades through other brokerage firms without notice to Members.  Specifically, the Sponsor may, but is not obligated to, engage alternate clearing brokers to be utilized should the Sponsor determine that the Clearing Broker is unable to effectively carry out its responsibilities due to turbulent market conditions or otherwise.

* * * * * * * * * *

This Supplement updates and supplements the Disclosure Document with respect to the information contained herein only and does not generally update the Disclosure Document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Any questions regarding this Supplement should be addressed to UBS Managed Fund Services Inc. at (877) 272-2613.

 The undersigned hereby acknowledges that the undersigned has received a copy of the UBS Managed Futures LLC Supplement dated October [•], 2008 to the Confidential Disclosure Document dated April 28, 2008 (including the supplement thereto dated May 23, 2008).

INDIVIDUAL SUBSCRIBERS:	ENTITY SUBSCRIBERS:

_______________________________	_______________________________
(Name of Entity)

_______________________________	By:_______________________________
Signature of Subscriber(s)
Title:___________________ (Trustee, partner orauthorized officer)

Dated:  ____________, 2008